FIRST AMENDMENT TO THE

SECOND AMENDED AND RESTATED BYLAWS

 OF VAALCO ENERGY, INC.

This amendment to the Second Amended of Restated Bylaws of VAALCO Energy, Inc. (the “Bylaws”), a Delaware corporation (the “Company”), is dated as of December 22, 2015 (this “First Amendment”).

Recitals

A.The Bylaws were previously amended and restated by resolution of the Board of Directors of the Company (the “Board”) on September 26, 2015.

B.The Board has approved the amendment to the Bylaws as set forth below, in accordance with Article IX of the Bylaws, effective as of the date of this First Amendment.

Amendment

 NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.The first sentence of Section 2, Article V is hereby deleted and replaced in its entirety as follows:

“The officers of the corporation shall be chosen by the board of directors and shall be a chief executive officer, chief operating officer, president, one or more vice presidents (and one or more of whom may be designated executive vice president or senior vice president), a chief financial officer and a secretary.”

2.Section 9, Article V is hereby deleted and replaced in its entirety as follows:

“The vice chairman shall perform the duties of the chairman of the board in his absences or during any disability or refusal to act,  shall preside at all meetings of the stockholders, shall have general powers and duties of supervision and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect. He shall have and perform such other duties and powers as may from time to time be assigned to him by the board of directors.”

3.Except as amended by this First Amendment, the Bylaws remain the same and in full force and effect.

IN WITNESS WHEREOF, I hereby certify that this First Amendment was duly adopted by the Board to be effective as of the date first set forth above.

VAALCO Energy, Inc.

By: /s/ Eric J. Christ

Name: Eric Christ

Title: Vice President, General Counsel and

Corporate Secretary